UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   November 14, 2003

PIVOTAL CORPORATION

(Exact name of registrant as specified in its charter)

British Columbia, Canada

(State or Other Jurisdiction of Incorporation)

000-26867	98-0366456

(Commission file number)	(I.R.S. Employer Identification No.)

Suite 700 – 858 Beatty Street
Vancouver, British Columbia, V6B 1C1

(Address of Principal Executive Offices and Zip Code)

Telephone (604) 699-8000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Item 9.  Regulation FD Disclosure

Pivotal Rejects New Unsolicited Acquisition Proposal from
CDC Software; Reaffirms Oak/Talisma Transaction

Vancouver, B.C. – November 18, 2003 – Pivotal Corporation (Nasdaq: PVTL; TSX: PVT), today announced that it has received an unsolicited acquisition proposal from CDC Software Corporation (“CDC”), a subsidiary of chinadotcom corporation (Nasdaq: CHINA). The proposal is non-binding and highly conditional, and therefore does not, in the Special Committee’s view, constitute a proposal that is reasonably likely to result in a “superior transaction” which would permit Pivotal to further pursue this proposal without breaching the terms of its arrangement agreement (the “Arrangement”) with Oak/Talisma. Pivotal reaffirms its support for the proposed acquisition by Oak Investment Partners and Talisma Corp. to be considered at a shareholder meeting on November 21, 2003. Pivotal encourages all shareholders to attend the meeting and to vote their shares in favour of the transaction with Oak/Talisma.

Nature of Conditional Proposal

The terms of the conditional proposal from CDC are as follows:

(a)	the acquisition of Pivotal would be carried out by way of a court-approved plan of arrangement with an indication that CDC would be “amenable” to converting to a tender offer depending upon the results of their due diligence investigation;

(b)	Pivotal shareholders would be given a choice between two alternatives as consideration for their shares:

•	US$2.00 in cash; or

•	US$2.14 made up of US$1.00 in cash and US$1.14 of Class A Common Shares of chinadotcom corporation, although the basis on which the shares would be valued was not specified.

(c)	any obligation of CDC to complete a transaction with Pivotal would be subject to a significant number of conditions, including:

•	negotiation and execution of a definitive agreement and other legal documentation “in form and substance satisfactory to CDC” (neither the form nor the substance of such an agreement was specified);

•	receipt of all necessary government approvals, including those necessary under anti-trust and competition laws of Canada and the United States;

•	receipt of all necessary regulatory approvals under Canadian and United States securities laws;

•	absence of any material adverse change in the business, affairs, assets, condition (financial or otherwise), results of operations, cash flows, or prospects of Pivotal and its subsidiaries;

•	approval of the transaction by the boards of both Pivotal and CDC;

•	holders of not more than 7% of the Pivotal common shares exercising dissent rights;

•	Pivotal having obtained all material consents, waivers and similar documents from “applicable parties” (none of which are specified in the proposal);

•	Pivotal having engaged in tax efficient restructuring and having incurred “necessary writedowns and restructuring charges prior to closing” (none of which are specified in the proposal);

•	receipt by CDC of support agreements in form and substance satisfactory to CDC (neither the form nor the substance of these agreements is specified, nor is a list of the parties from whom CDC expected to receive such agreements); and

•	execution of employment agreements between CDC and “certain employees” of Pivotal (neither the terms of these agreements nor any indication of the individuals required to sign the agreements are specified).

The conditional proposal contains no restriction on the time period for due diligence by CDC on Pivotal, nor does it contemplate Pivotal conducting a due diligence review of CDC as a result of the offering of securities of chinadotcom corporation as part of the consideration. The proposal is stated to be governed by the laws of Hong Kong.

Special Committee’s Response to Proposal

The proposal is substantially the same as a draft proposal received by Pivotal on the evening of Sunday, November 16, the background to which is described below. The Special Committee met today to consider the current CDC proposal and determined that, as presented, it is not reasonably likely to result in a superior transaction, thereby allowing Pivotal to enter discussions or negotiations with CDC without breaching the terms of the Arrangement with the Oak Group. The reasons for this determination include:

•	the indicated price is subject to due diligence and to negotiation of a definitive agreement, either of which could, in CDC’s sole discretion, lead to price erosion prior to execution of a definitive agreement;

•	the proposal is highly conditional on a number of events, consents and agreements outside of the control of Pivotal, resulting in a significant risk that the transaction might never close;

•	the proposal is structured as a cash or share-for-share plan of arrangement which would likely take two to three months to complete and would expose Pivotal and its business to a variety of risks as a result of ongoing uncertainty; and

•	the offer of securities by CDC means that, not only would CDC have to complete due diligence on Pivotal, but Pivotal would have to complete due diligence on CDC, which could consume significant time, money and management resources.

The Special Committee’s view is that, notwithstanding the fact that the conditional proposal refers to a higher potential price for Pivotal shareholders, the value of this potential consideration must be significantly discounted to reflect the uncertainty and closing risks associated with the proposal. In the Special Committee’s view, this risk and uncertainty more than offsets the indicated increase in the face value of the consideration over that of the current Arrangement with the Oak Group.

Background

Pivotal had several exploratory discussions with CDC in early 2003 which did not proceed beyond a preliminary stage. Subsequent to RBC Dain Rauscher being retained as Pivotal’s financial advisor in April, 2003, CDC indicated that it was not in a position to enter into negotiations with respect to a merger or acquisition proposal. No merger or acquisition proposal was received from CDC until a letter was delivered to Pivotal and its counsel on Friday, November 14, 2003. That letter simply expressed an interest on the part of CDC to open discussions with Pivotal to pursue one of several alternatives for a transaction “in the range of US$2.00 to US$2.30” for each Pivotal common share.

In response to this expression of interest, Pivotal obtained the consent of the Oak/Talisma Group, subject to certain conditions, to seek clarification over the weekend regarding the exact terms of the CDC proposal, and signed a confidentiality agreement with CDC. Pivotal’s legal and financial advisors worked with representatives of CDC from November 14 to November 16, 2003 to seek clarification of those terms.

On November 15, 2003 the Special Committee and its financial and legal advisors heard a presentation by CDC representatives, at which Pivotal’s representatives discussed in detail what would be required in order for a transaction involving CDC to be considered superior to the Oak/Talisma transaction. The Pivotal representatives emphasized a number of points to CDC regarding its proposals, including that the Special Committee could only negotiate an offer which included both favourable transaction economics and terms maximizing deal consummation and certainty, such as an all cash tender offer with minimal conditions. The latter point is particularly important to Pivotal given the extended period of uncertainty which has already occurred in connection with the sale process and the negative impact of that uncertainty on Pivotal’s customers, employees and future business prospects.

At the November 15 meeting, Pivotal also reminded CDC that the Oak/Talisma transaction is not subject to due diligence, that Pivotal has been subjected to extensive due diligence investigations by Oak and other potential bidders and that the representations and warranties contained in the public arrangement agreement with Oak/Talisma, together with the still confidential disclosure letter provided to Oak/Talisma, constitute the culmination of that due diligence process. Pivotal indicated that a similar disclosure letter could be provided to CDC in the event that they were to make a proposal which the Special Committee determined was reasonably likely to result in a superior transaction.

Pivotal received a draft conditional proposal from CDC on the evening of Sunday, November 16. The terms of that proposal were substantially the same as the current proposal but with an indicated cash price of $1.92. After concluding its initial review of the proposal, the Special Committee communicated its views to CDC late in the evening on Sunday, November 16, 2003. The Special Committee once again emphasized to CDC its interest in receiving an offer from CDC which was structured as a cash tender offer, with a meaningful premium to the Oak/Talisma transaction and with a minimal number of conditions.

Shortly before midnight (Vancouver time) on Sunday, November 16, 2003, CDC indicated that it would further consider the Special Committee’s position. At midnight, the waiver previously received from Oak/Talisma (which permitted Pivotal to have these discussions with CDC even though the Special Committee was not in a position to determine that the proposal from CDC was reasonably likely to result in a transaction which was superior to the Oak/Talisma transaction) expired and further discussions with CDC ceased as required by the Arrangement with the Oak Group.

On Monday, November 17, 2003, Pivotal received an unsolicited written communication from CDC indicating its board had approved the execution and delivery of a non-binding letter of intent by CDC substantially on the terms of the previous proposal, but with the indicated cash component of the consideration increased to US$2.00.

The Special Committee considered the impact of CDC proposing an increase to the cash component of the proposal. The Special Committee determined that this increase in cash consideration did not address the fundamental issue, which is the significant risk associated with the highly conditional proposal being made.

Summary

For the reasons described above, the Special Committee has been unable to conclude that the proposal by CDC is reasonably likely to result in a transaction which is superior to the Oak/Talisma transaction, and is therefore precluded under the Arrangement from pursuing it further at this time. The Special Committee wishes to reaffirm its support for the transaction involving Oak/Talisma. That transaction, which was concluded after an extensive bidding, negotiation and due diligence process, is now the subject of a binding agreement with minimal conditions and offers shareholders of Pivotal the certainty of receiving US$1.78 in cash immediately after the transaction has been approved by shareholders and the British Columbia Supreme Court.

The extraordinary shareholders’ meeting to vote on the transaction involving Oak/Talisma is currently scheduled to be held today at 2:30 pm (Vancouver time). However, as previously announced by Pivotal, the board of directors has determined to seek shareholder approval at that meeting to adjourn the meeting to 2:30 pm (Vancouver time) on Friday, November 21, 2003 to permit shareholders sufficient time to properly assess recent developments. In order to ensure shareholders have maximum time to consider these developments and vote on the Oak/Talisma transaction, the Chairman of the extraordinary meeting has indicated he intends to exercise his discretion to permit shareholders to exercise their voting rights by proxy right up to the start of the meeting. Beneficial owners who are not registered shareholders should consult with their financial advisors, banks, brokerage firms or custodians to determine if an earlier proxy voting cutoff may apply to them.

Pivotal encourages all shareholders to attend the meeting and to vote their shares in favour of the transaction with Oak/Talisma.

Forward-Looking Statements

This press release contains forward-looking statements, including those relating to the proposal from CDC Software Corporation and the upcoming extraordinary general meeting of shareholders of Pivotal at which the current transaction with Oak/Talisma will be voted upon. Forward-looking statements include statements about plans and proposals for future actions, or events or conditions that may occur in the future. The words “believe,”“expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to risks and uncertainties and other factors that could cause actual events, conditions or results to differ materially from those anticipated in the forward-looking statements. These risks, uncertainties and other factors include the possibility that CDC (or another party) may decide to provide further proposals to Pivotal or its shareholders on an unsolicited basis, that shareholders or the British Columbia Supreme Court may not approve the transaction with Oak/Talisma or that market conditions or other events might result in the termination of the proposed transactions with Oak/Talisma. Pivotal undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

No tender offer has been made to the holders of Pivotal’s common shares.  If and when a tender offer is made, Pivotal will issue a recommendation to shareholders concerning the offer, which will be available without charge at the website of the Securities and Exchange Commission at www.sec.gov and at www.sedar.com, the website where reports and other documents filed with Canadian securities commissions may be accessed.  Pivotal will also provide a copy of any such recommendation without charge to any shareholder upon request.  If and when an offer is actually made to Pivotal’s shareholders, they should read carefully Pivotal’s recommendation concerning the offer, which would contain information that would be important to their investment decision.

Investor Contact:
Divesh Sisodraker
Tel:  604/699-8000
Email:  investor-relations@pivotal.com

Press Contact:
Leslie Castellani
Tel:  604/699-8151
Email:  lcastellani@pivotal.com

© 2003 Pivotal Corporation. All rights reserved. Pivotal is a registered trademark of Pivotal Corporation. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

PIVOTAL CORPORATION

Date: November 18, 2003
/s/ Trevor Wiebe
Trevor Wiebe In-House Counsel and Corporate Secretary